Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Record Fourth Quarter Net Income

MACON, Ga., January 19, 2006 – Atlantic Southern Financial Group, Inc. (OTC Bulletin Board:  NSBH) today announced record fourth quarter results that included a 108% increase in net income, a 104% increase in diluted earnings per share and a 202% increase in non-interest revenue as compared to the fourth quarter of 2004.  All per share figures have been adjusted for the Company’s three-for-two stock split on September 30, 2005.

“The recent name change from New Southern Bank to Atlantic Southern Bank will create a single identity in all the markets we serve.  Our new name in no way implies a buy-out or merger with another entity,” said Mark Stevens, President & CEO.

For the fourth quarter, net income rose to $1,241,000, an increase of $646,000 or 108% as compared to a year ago.  Diluted earnings per share of $.43 increased $.22 from $.21 a year earlier.  Total non-interest income was $438,000 for the fourth quarter of 2005 as compared to $145,000 for the fourth quarter of 2004, an increase of $293,000, or 202%.

Stevens added, “Our financial performance in the fourth quarter continued to be outstanding.  We achieved record earnings of $1.2 million and earnings per share of $.43.  Rising interest rates have resulted in an expansion in our net interest margin over the past four quarters.  Our management team remains focused on executing our strategy of growth, earnings, and superb asset quality.”

At December 31, total loans stood at $332.7 million, an increase of 45% from a year ago.  “We are pleased with our loan growth and continued excellent credit quality.  We anticipate strong loan growth in the future as our franchise continues its expansion to the Georgia coast,” Stevens said.

The bank’s assets grew by 47.6% and ended the quarter at $388,710,000 compared to $263,326,000 in the fourth quarter of 2004.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates four banking locations in the middle Georgia markets of Macon and Warner Robins and is currently expanding into the Savannah market.  The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.